EXHIBIT 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Form S-8 of Fauquier Bankshares, Inc. of our report dated January 18, 2002, relating to the consolidated balance sheets of Fauquier Bankshares, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years ended December 31, 2001, 2000 and 1999, which report appears in the Fauquier Bankshares, Inc. Annual Report on Form 10-K for the year ended December 31, 2001.

YOUNT, HYDE & BARBOUR, P.C.
Winchester, VA
October 15, 2002